Goodwin, Procter & Hoar
Counsellors at Law
Exchange Place
Boston, Massachusetts 02109-2881


                                February 23, 1996


The Govett Funds, Inc.
250 Montgomery Street, Suite 1200
San Francisco, CA 94104

         Re:      Govett International Equity Fund
                  Govett Emerging Markets Fund
                  Govett Smaller Companies Fund
                  Govett Pacific Strategy Fund
                  Govett Latin America Fund
                  Govett Global Income Fund
                  Govett Developing Markets Bond Fund
                  RULE 24F-2 NOTICE FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995

Ladies and Gentlemen:

         As counsel to The Govett Funds, Inc. (the "Company"), we have been requested to render an opinion in connection with the filing by the Company of a Rule 24f-2 Notice on Form 24F-2 with respect to the fiscal year ended December 31, 1995.

         Reference is made to Item 9 of Form 24F-2, wherein the Company reports the number of shares of Common Stock, par value $.00001 per share (the "Shares"), representing interests in the Govett International Equity Fund, Govett Emerging Markets Fund, Govett Smaller Companies Fund, Govett Pacific Strategy Fund, Govett Latin America Fund and Govett Global Income Fund series of the Company sold during the fiscal year ended December 31, 1995 in reliance upon registration under the Securities Act of 1933 and pursuant to Rule 24f-2 of the Investment Company Act of 1940, as amended.

         We have examined the Company's charter, as amended, the By-Laws of the Company, certain resolutions adopted by the Board of Directors of the Company, the form of the Form 24F-2 to be filed by the Company and such other documents as we deemed necessary for purposes of this opinion.

         We do not hold ourselves out as being experts in, and do not express any opinions herein under or with regard to, the laws of any other jurisdiction other than the laws of Massachusetts and the federal laws of the United States of America, subject to the following sentence. In rendering the following opinions with respect to matters of Maryland law, we have relied, with your permission and without any independent investigation or review, on the opinion letter of Piper & Marbury of even date with respect to matters of Maryland law. A copy of such opinion letter is attached hereto.





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         Based upon the  foregoing  and  assuming  that all of such  shares were sold, issued and paid for in accordance with the terms of the Prospectus and Statement of Additional Information in effect at the time of sale, in our opinion, the Shares were legally issued, fully paid and non-assessable.


                                                              Very truly yours,




/S/  GOODWIN, PROCTER & HOAR